October 20, 2021
VIA E-MAIL & DOCUSIGN

Dan McDermott
c/o Carlos Goodman
Goodman Genow Schenkman
Smelkinson + Christopher, LLP
9665 Wilshire Blvd
Fifth Floor
Beverly Hills, CA 90212

Re:    Amendment to Employment Agreement
Dear Dan:

This amendment (the “Amendment”) will amend and modify the March 16, 2020 employment agreement (the “Employment Agreement”) between you and AMC Network Entertainment LLC. All defined terms used in this Amendment and not otherwise defined shall have the meaning ascribed thereto in the Employment Agreement. Additionally, except as modified by this Amendment, the Employment Agreement remains in full force and effect in accordance with its terms. This Amendment will be effective as of date of your execution (the “Amendment Effective Date”).

1.Position. Beginning on the Amendment Effective Date, you will be employed by the Company as President – Programming, AMC Networks and President – AMC Studios.

2.Term. The term of the Employment Agreement (the “Term”) shall be extended through the four-year anniversary of the Amendment Effective Date.

3.Salary. Effective as of October 1, 2021, your base salary will be, and throughout the Term will not be less than, $1,500,000 annually, paid bi-weekly. You will be eligible to be considered for discretionary annual salary increases in accordance with Company practice in effect from time to time.

4.Bonus.    Subject to the terms and conditions set forth in the provision of the Employment Agreement entitled Bonus, effective as of October 1, 2021, your annual target bonus opportunity under the terms of the Company’s discretionary annual bonus program (“AIP”) will be equal to one hundred percent (100%) of salary.

5.Equity and Long-Term Incentive Programs. You will continue to be eligible, subject to your continued employment by the Company and actual grant by the Compensation Committee in its sole discretion, to participate in such equity and other long-term incentive programs that are made available in the future to similarly situated employees at the Company. Beginning in calendar year 2022, it is expected that such awards will consist of annual grants of cash and/or equity awards with an annual target value of $1,000,000, as determined by the Compensation Committee. Any such awards would be subject to actual grant by the Compensation Committee, would be made pursuant to the applicable plan document and would be subject to terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you will receive after any award is actually made.

Please acknowledge receipt of this Amendment and acceptance of its terms by countersigning in the space indicated below and returning a signed copy to Cliff Bail, Executive Vice President and Deputy General Counsel, at Cliff.Bail@amcnetworks.com.
We continue to appreciate your ongoing services to the Company and look forward to your execution of this Amendment.

AMC NETWORK ENTERTAINMENT LLC
/s/ Matthew Blank
By: Matthew Blank
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Dan McDermott
Dan McDermott

October 20, 2021
Date